Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Guild Holdings Company:

We consent to the incorporation by reference in the registration statement (No. 333-349681) on Form S-8 of Guild Holdings Company of our report dated March 23, 2021, with respect to the consolidated balance sheets of Guild Holdings Company and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Guild Holdings Company.

/s/ KPMG LLP

Irvine, California
March 23, 2021